Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
7030 South Yale, Suite 404
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Drilling Activities

Tulsa, Oklahoma, August 11, 2004. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it has completed drilling activities on the DSCI 148 well located on its ExxonMobil Joint Development acreage in Bayou Couba, St. Charles Parish, Louisiana. The well, drilled to a measured depth of approximately 8,675 feet, is currently flowing at 3,450 psi on a 10/64” choke and is producing 480 (135 net) barrels of oil per day with approximately 600,000 (169,000 net) cu. ft. of associated gas from perforations at 8,510 feet to 8,610 feet. ANEC has a 41.25% working interest in the well. No reserve estimates are currently available and there can be no assurance as to how long production will continue at current rates. Electric logs indicate there may be additional potential productive intervals in the well-bore from approximately 7,650 feet to 8,450 feet.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities, reserves that may be established and continuation of current rates of production. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.